EXHIBIT 99.1

To 8-K dated February 6, 2008

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

February 6, 2008

For more information contact:

Jean Strickland

President  & Chief Operating Officer

Seacoast National Bank

(772) 288-6066

SEACOAST NATIONAL BANK NAMES H. RUSSELL HOLLAND CHIEF BANKING OFFICER

(Stuart, Fla.) Seacoast National Bank has named H. Russell Holland III executive vice president and chief banking officer. Holland joined Seacoast in July 2006 as executive vice president of commercial lending.

In his new role, Holland will oversee the operations of Seacoast’s local market structure and will continue to provide leadership for the commercial lending line of business. Additionally, Holland will serve as executive vice president of Seacoast Banking Corporation of Florida

Prior to joining Seacoast, Holland held various senior level lending positions throughout Florida, including positions at Union Bank of Florida, Bank of America and Wachovia.  He began his career in the New York area with KPMG Peat Marwick as a senior auditor of banks, credit unions and insurance companies.

“Russ has been instrumental in the structuring of new business lines in the Commercial Lending Division including Seacoast Solutions and Syndicated Lending. We are fortunate to have someone with his background and experience in a leadership position,” said Jean Strickland, Seacoast National Bank president.

Holland was named a “Heavy Hitter in Real Estate” by the South Florida Business Journal in 2004. He is a graduate of Wake Forest University and is a CPA. He and his wife Julie live in Stuart.

Kevin Picart, former senior vice president of Capital Markets, has been promoted to senior vice president, Commercial Lending manager.  In his new role, Picart will work closely with Holland in the overall management of commercial lending including credit approval and loan origination and will continue to oversee the bank’s Capital Market division.

The operating arm of Seacoast Banking Corporation of Florida (NASDAQ: SBCF), Seacoast National Bank has 43 offices in Florida and approximately $2.3 billion in assets, and is one of the largest independent banks headquartered in Florida.